Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-266409, 333-204868, 333-231989, and 333-180641) of Matador Resources Company of our report dated September 13, 2024 relating to the consolidated financial statements of Ameredev Stateline II, LLC, which appears in this Current Report on Form 8-K/A.

/s/ WEAVER AND TIDWELL, L.L.P.
Austin, Texas
November 7, 2024